Exhibit 99.1

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
[GRAFTECH INTERNATIONAL LTD. LOGO]
                                                            WILMINGTON, DE 19803

                                                        N E W S    R E L E A S E

FOR IMMEDIATE RELEASE                                 CONTACT: Elise A. Garofalo
                                                    Director, Investor Relations
                                                                    302-778-8210


              GRAFTECH INTERNATIONAL REPORTS FIRST QUARTER RESULTS

Wilmington, DE - April 24, 2003 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2003.

1ST QUARTER HIGHLIGHTS

o Net loss was $9 million, or ($0.16) per diluted share, including $12 million ($19 million before tax) or $0.21 per diluted share of previously announced restructuring charges for organizational changes and closure and settlement of various defined benefit plans.

o Net income before restructuring charges was $3 million, or $0.05 per diluted share, including $2 million net of tax, or $0.04 per diluted share, of other income, net.

o Net sales increased 27 percent to $174 million versus 1Q02 and 9 percent versus 4Q02; Gross profit increased 30 percent to $40 million versus 1Q02 and 4 percent versus 4Q02.

o EBITDA was $27 million compared to $16 million in 1Q02 and $24 million in 4Q02; Net debt was $737 million at March 31, 2003 (see attached schedule of EBITDA and net debt reconciliation).

o Higher than expected energy costs negatively impacted GTI's results by approximately $2 million in the quarter. These increased costs were partially offset by higher than expected sales volume.

o Gross margin was 22.7 percent in the synthetic graphite line of business. This was below 4Q02 gross margin of 23.9 percent primarily due to changes in cathode sales mix, higher energy costs and higher freight costs.

o Average graphite electrode revenue per metric ton increased $159 versus 4Q02; Graphite electrode sales volume was 47,000 metric tons.

o   Cost savings plan actions for the quarter included:

    o   Completed expansion of low cost graphite electrode capacity in Mexico;

    o   Substantially completed U.S. voluntary and selective severance programs;
        and

    o Closed all U.S. defined benefit plans and redesigned all U.S. employee healthcare benefits for salaried and non-union hourly workforce.

o Obtained key approvals for electronic thermal management applications at IBM, Sony, Samsung and Chaparral Network Storage Inc.

        Craig Shular, Chief Executive Officer of GTI, commented, "Sales momentum in the first quarter was driven by higher graphite electrode prices and increased sales volumes in our synthetic graphite and advanced carbon materials lines of business. Average revenue per metric ton of graphite electrodes increased to $2,272, approximately 8 percent higher than in the 2002 fourth quarter. Approximately half of the increase was due to net changes in currency exchange rates. We reaffirm our pricing outlook, of $100 per metric ton of real average graphite electrode selling price increases, for the year 2003."

SYNTHETIC GRAPHITE LINE OF BUSINESS - GRAPHITE POWER SYSTEMS

(GRAPHITE ELECTRODES, CATHODES AND ADVANCED GRAPHITE MATERIALS)

        The synthetic graphite line of business had net sales of $149 million in the 2003 first quarter compared to $118 million in the 2002 first quarter. The increase was primarily due to higher average sales revenue per metric ton and higher sales volumes of graphite electrodes and cathodes. The average sales revenue per metric ton of graphite electrodes in the 2003 first quarter was $2,272. Graphite electrode sales volume was 47.0 thousand metric tons, 22 percent higher than in the same period in 2002. The increase in graphite electrode sales volume was due to significantly stronger demand in the United States and Europe. Cathode sales volume was 8 percent higher than in the 2002 first quarter.

        Gross profit for the synthetic line of business was $34 million, 21 percent higher than in the same period in 2002. The increase in gross profit was primarily due to higher graphite electrode net sales and improved productivity throughout the production network. These improvements were partially offset by increasing energy costs over the course of the 2003 first quarter, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 22.7 percent in the 2003 first quarter, lower than
23.4 percent in the 2002 first quarter primarily due to changes in the cathode sales mix and higher energy and freight costs.

OTHER LINES OF BUSINESS

(AET-NATURAL GRAPHITE LINE OF BUSINESS, ADVANCED CARBON MATERIALS LINE OF BUSINESS AND OTHER BUSINESSES)

        Net sales for GTI's other businesses totaled $25 million for the 2003 first quarter as compared to $20 million in the 2002 first quarter. Gross profit increased to $6 million, or 24.7 percent of net sales, as compared to $3 million, or 16.0 percent of net sales, in the 2002 first quarter. Net sales and gross profit increased primarily due to higher net sales and margins in the advanced carbon materials line of business.

FUEL CELLS AND ELECTRONIC THERMAL MANAGEMENT

        Accomplishments for AET's fuel cell and electronic thermal management growth initiatives in the 2003 first quarter include:

        o eGRAF(TM) electronic thermal management product approvals were obtained for several applications. IBM approved eGRAF for heat spreaders for certain notebook computer applications, Sony approved eGRAF for heat spreaders in computer and television screen applications and Samsung SDI approved eGRAF for its new plasma screen televisions.

        o eGRAF HiTherm(TM) thermal interface materials were tested and approved by Intel for use in applications for several Intel(R) processors, including the Pentium(R) 4 processor.

        o AET created an electronic thermal management heat sink cooling solution for Chaparral Network Storage Inc. The annual revenue from this solution is expected to be approximately $0.2 to $0.3 million, beginning in the 2003 second quarter. Chaparral Network Storage, located in Longmont, CO, is a privately held company that develops storage networking solutions.

        o As previously announced, GTI received an order valued at approximately $500,000 from Ballard Power Systems under its existing supply agreement. This order supports the demand for Ballard's Mark 902 fuel cell stack.

COST SAVINGS

        Under its 2002 major cost savings plan, GTI has targeted $30 million of cumulative recurring annual cost savings by the end of 2003, $16 million more than in 2002, primarily starting in the second quarter. During the 2003 first quarter, GTI closed its nonqualified defined benefit plan, froze its qualified defined benefit plan, redesigned all of its U.S. employee healthcare plans, continued outsourcing certain financial functions and initiated new work processes and information systems to improve its global operations. GTI also streamlined its organizational structure into three major lines of business, reducing the U.S. salary workforce by 27 percent through both voluntary and selective severance programs.

        Mr. Shular commented, "We had strong execution in two key areas of our cost savings plan during the first quarter. We successfully completed the expansion of graphite electrode capacity in our facility in Monterrey, Mexico. We are well positioned to serve our NAFTA customers with this 60,000 metric ton facility and expect to deliver finished product from this recent expansion by the end of the 2003 second quarter. We also completed our organizational streamlining along our three major lines of business. Continued execution and delivery of these cost savings are critical as we work to offset recent increases in energy costs."

        GTI recorded $19 million of restructuring charges in the 2003 first quarter, $8 million (of the previously announced $14 million of restructuring charges) for organizational changes and $11 million for closure and settlement of its non-qualified defined benefit plan.

        During the first quarter of 2003, GTI substantially completed the U.S. voluntary and selective severance programs and recorded associated restructuring costs of $8 million, before tax ($5 million, net of tax), of which approximately half will involve cash outlays. The remaining severance costs, approximately $6 million, are expected to occur over the next 12-18 months. The fully implemented organizational changes are expected to contribute $6 million of GTI's targeted $16 million of incremental savings in 2003 and $12 million in each of 2004 and 2005.

        Effective March 31, 2003, GTI also closed its non-qualified U.S. defined benefit plan for the participating salaried workforce. The closure of the non-qualified benefit plan resulted in a non-cash restructuring charge associated with recognition of net actuarial losses of $11 million before tax ($7 million, net of tax). The closure of the plan is expected to result in ongoing, annual cost savings of $2 million when compared to 2002.

CORPORATE

        Selling, general and administrative expenses were $21 million in the 2003 first quarter, $1 million higher than in the 2002 fourth quarter.

        Other income, net, was $4 million before tax ($2 million net of tax) in the 2003 first quarter, primarily due to currency exchange benefits associated with euro denominated intercompany loans, which were partially offset by other expenses including an approximately $1 million mark to market cost adjustment on $300 million of five-year interest rate caps.

        Interest expense was $14 million during the 2003 first quarter compared to $13 million in the 2002 first quarter and $15 million in the 2002 fourth quarter.

        The effective income tax rate was about 30 percent for the 2003 first quarter. The effective rate for the 2003 first quarter was lower than the anticipated income tax rate of 40 percent primarily because of a lower effective tax rate associated with the restructuring charges.

        Net loss per diluted share was ($0.16) for the 2003 first quarter as compared to net loss per diluted share of ($0.06) in the 2002 first quarter.

        Net debt at March 31, 2003 was $737 million as compared to $706 million at December 31, 2002. Cash flow from operations was a use of $23 million. GTI paid $25 million of interest, net of a $7 million cash benefit from its $450 million notional amount of interest rate swaps. In addition, in March 2003, GTI sold the $450 million notional amount of interest rate swaps for $10 million in cash. GTI subsequently entered into $350 million notional amount of interest rate swaps covering the remaining term of its senior notes.

        At March 31, 2003, GTI had drawn $45 million under its Euro 200 million revolving credit facility with the remaining $158 million (after consideration for outstanding letters of credit) fully available. For the 2003 first quarter, GTI was in compliance with its senior secured bank credit facility covenants. In addition, based on GTI's current business plans for 2003, GTI believes that it will remain in compliance with its senior secured bank credit facility covenants.

OUTLOOK

        Mr. Shular commented on outlook, stating, "We are working very hard to improve cash flow as we return to profitability. We are encouraged by the strong order book for our graphite electrodes and cathodes and expect to operate at capacity to meet demand. However, we continue to closely monitor the steel and aluminum industries in light of overall global economic conditions. Demand in our other end markets, including semiconductor, electronics and aerospace, remains weak. We reaffirm our 2003 earnings guidance range of $0.21-$0.26 per diluted share excluding restructuring charges. The higher energy costs we saw in the first quarter will carry forward into the second quarter; however, we anticipate reductions in the second half of 2003. "

        "For the 2003 second quarter, we expect earnings per share to be in the range of $0.04-$0.06 excluding restructuring charges. Graphite electrode sales volume is expected to be between 48,000-50,000 metric tons. We expect average graphite electrode revenue per metric ton to be approximately $2,300. Completion of organizational changes for our new lines of business should result in reduced overhead costs of approximately $2 million per quarter, beginning in the 2003 second quarter."

        "On the new business development front, we continue to be very active in the electronic thermal management product approval process and look forward to reporting on key commercial wins for revenue growth."

GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality natural and synthetic graphite and carbon based products and services, offering energy solutions to industry-leading customers worldwide engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We have 13 manufacturing facilities in 7 countries and are the leading manufacturer in all of our major product lines. We produce graphite electrodes that are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," and for refining steel in ladle furnaces. We also produce carbon electrodes that are consumed in the manufacture of silicon metal and cathodes that are used in the production of aluminum. In addition, we develop and manufacture natural graphite for use in materials and components for proton exchange membrane fuel cells and fuel cell systems and thermal interface products for computer, communications and other applications. GRAFCELL(TM), GRAFOIL(R), and eGRAF(TM) are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777. For additional information on our High Tech High Temp business unit, call 216-676-2100 or visit its website at www.HT2.com.

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-366-7417 for domestic and 303-262-2192 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in millions, except per share data)
                                   (Unaudited)


                                                                                              DECEMBER 31,      MARCH 31,
                                           ASSETS                                                 2002             2003
                                                                                                  ----             ----

CURRENT ASSETS:
Cash and cash equivalents                                                                     $        11     $        9
Notes and accounts receivable                                                                         108             99
Inventories:
   Raw materials and supplies                                                                          40             42
   Work in process                                                                                    103            115
   Finished goods                                                                                      30             30
                                                                                              ------------    -----------
                                                                                                      173            187
Prepaid expenses and deferred income taxes                                                             21             23
                                                                                              ------------    -----------
       Total current assets                                                                           313            318
                                                                                              ------------    -----------
Property, plant and equipment                                                                       1,008          1,038
Less: accumulated depreciation                                                                        700            719
                                                                                              ------------    -----------
       Net fixed assets                                                                               308            319
Deferred income taxes                                                                                 171            182
Goodwill                                                                                               17             19
Other assets                                                                                           50             42
                                                                                              ------------    -----------
       Total assets                                                                           $       859      $     880
                                                                                              ============    ===========
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable                                                                              $       106      $      83
Short-term debt                                                                                        18             12
Accrued income and other taxes                                                                         24             31
Other accrued liabilities                                                                              57             73
                                                                                              ------------    -----------
       Total current liabilities                                                                      205            199
                                                                                              ------------    -----------
Long-term debt:
   Carrying value                                                                                     699            734
   Fair value of hedged debt obligation                                                                 8              2
    Unamortized bond premium                                                                            6              6
                                                                                              ------------    -----------
       Total long-term debt                                                                           713            742
                                                                                              ------------    -----------
Other long-term obligations                                                                           258            262
Deferred income taxes                                                                                  34             37
Minority stockholders' equity in consolidated entities                                                 30             27
Commitments & contingencies                                                                             -              -
STOCKHOLDERS' DEFICIT:
   Preferred stock, par value $.01, 10,000,000 shares authorized, none issued                           -              -
   Common stock, par value $.01, 100,000,000 shares authorized,
       59,120,160 shares issued at December 31, 2002,
       59,748,717 shares issued at March 31, 2003                                                       1              1
   Additional paid-in capital                                                                         636            639
   Accumulated other comprehensive loss                                                              (304)          (304)
   Accumulated deficit                                                                               (620)          (629)
   Less: cost of common stock held in treasury, 2,542,539 shares at December 31, 2002,
       and March 31, 2003                                                                             (88)           (88)
   Less: common stock held in employee benefits trust, 426,400 shares at December 31, 2002
        and March 31, 2003                                                                             (6)            (6)
                                                                                              ------------    -----------
       Total stockholders' deficit                                                                   (381)          (387)
                                                                                              ------------    -----------
       Total liabilities and stockholders' deficit                                            $       859      $     880
                                                                                              ============    ===========



                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (Unaudited)


                                                                                      Three Months Ended
                                                                                      ------------------
                                                                       March 31,        December 31,         March 31,
                                                                       ---------        ------------         ---------
                                                                          2002              2002               2003
                                                                          ----              ----               ----

Net sales                                                              $      138        $      160          $      174
Cost of sales                                                                 107               121                 134
                                                                       ----------        ----------          ----------
      Gross profit                                                             31                39                  40
Research and development                                                        3                 4                   3
Selling, administrative and other expenses                                     18                20                  21
Other (income) expense, net                                                     -                (2)                 (4)
Global realignment and related expenses                                         1                 -                   -
Restructuring charges                                                           5                 1                  19
Impairment loss on long-lived and other assets                                  -                 3                   -
Interest expense                                                               13                15                  14
                                                                       ----------        ----------          ----------
                                                                               40                41                  53
                                                                       ----------        ----------          ----------
      Loss before provision for income taxes & minority interest               (9)               (2)                (13)
Provision (benefit) for income taxes                                           (6)                -                  (4)
                                                                       ----------        ----------          ----------
      Loss of consolidated entities before minority interest                   (3)               (2)                 (9)
Less: Minority stockholders' share of income                                    1                 -                   -
                                                                       ----------        ----------          ----------
     Net loss                                                                  (4)               (2)                 (9)
                                                                       ==========        ==========          ==========

BASIC LOSS PER COMMON SHARE:
     Net loss per share                                                $    (0.06)       $    (0.04)         $    (0.16)
                                                                       ==========        ==========          ==========
     Weighted average common shares outstanding
       (in thousands)                                                      55,823            56,144              56,621
                                                                       ==========        ==========          ==========

DILUTED LOSS PER COMMON SHARE:
     Net loss per share                                                $    (0.06)       $    (0.04)         $    (0.16)
                                                                       ==========        ==========          ==========
     Weighted average common shares outstanding
       (in thousands)                                                      55,823            56,144              56,621
                                                                       ==========        ==========          ==========



NOTE: The consolidated statements of operations for the period ended March 31, 2002 has been restated to conform with SFAS No. 145, "Rescission of FASB Statements No.4, 44 and 64, Amendments of FASB Statement No.13, and Technical Corrections." The effect of the adoption of SFAS No. 145 is to reclassify certain write-offs of capitalized bank charges for the three months ended March 31, 2002 in the amount of $3 million from extraordinary items to other (income) expense, net. The corresponding provision for income taxes has been adjusted by $1 million for the three months ended March 31, 2002.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Dollars in millions, except per share data)
                                   (Unaudited)

                                                                                                     Three Months Ended
                                                                                                     ------------------
                                                                                          March 31,    December 31,     March 31,
                                                                                          ---------    ------------     ---------
                                                                                            2002           2002            2003
                                                                                            ----           ----            ----
CASH FLOW FROM OPERATING ACTIVITIES:
      Net loss                                                                             $   (4)       $     (2)       $    (9)
      Non-cash charges (credits) to net loss:
          Depreciation and amortization                                                         7               7              7
          Deferred income taxes                                                                (8)              1             (5)
          Restructuring charges                                                                 5               1             19
          Impairment loss on long-lived and other assets                                        -               3              -
          Other non-cash charges (credits)                                                      1              (7)           (14)
      Working capital*                                                                        (45)             15            (19)
      Long-term assets and liabilities                                                         (3)             (2)            (2)
                                                                                           -------       ---------       --------
               NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                            (47)             16            (23)
                                                                                           -------       ---------       --------
CASH FLOW FROM INVESTING ACTIVITIES:
      Capital expenditures                                                                     (9)            (18)            (9)
                                                                                           -------       ---------       --------
               NET CASH (USED IN) INVESTING ACTIVITIES                                         (9)            (18)            (9)
                                                                                           -------       ---------       --------
CASH FLOW FROM FINANCING ACTIVITIES:
      Short-term debt borrowings (reductions), net                                              1               3             (6)
      Revolving credit facility borrowings (reductions), net                                  (25)             (8)            35
      Long-term debt borrowings                                                               400               -              -
      Long-term debt reductions                                                              (312)              -              -
      Purchase of interest rate caps                                                            -               -             (4)
      Proceeds from reset of interest rate swap                                                 -               -             10
      Sale of common stock                                                                      1               -              -
      Financing costs                                                                         (14)              -              -
      Dividends paid to minority stockholders                                                   -              (1)            (4)
                                                                                           -------       ---------       --------
               NET CASH PROVIDED BY FINANCING ACTIVITIES                                       51              (6)            31
                                                                                           -------       ---------       --------
Net decrease in cash and cash equivalents                                                      (5)             (8)            (1)
Effect of exchange rate changes on cash and cash equivalents                                    -               1              -
Cash and cash equivalents at beginning of period                                               38              18             11
                                                                                           -------       ---------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 $   33        $     11        $    10
                                                                                           =======       =========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Net cash paid during the periods for:
      Interest expense                                                                     $   12        $      2        $    25
                                                                                           =======       =========       ========
      Income taxes                                                                         $    3        $      1        $     1
                                                                                           =======       =========       ========

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
      Notes and accounts receivable                                                        $   (3)       $      -        $    13
      Inventories                                                                               4               -             (9)
      Prepaid expenses and other current assets                                                (3)              -              1
Increase (decrease) in accounts payable and accruals                                          (40)             16            (19)
Antitrust investigations and related lawsuits and claims, net                                   -              (1)            (4)
Restructuring payments                                                                         (3)              -             (1)
                                                                                           -------       ---------       --------
               WORKING CAPITAL                                                             $  (45)       $     15        $   (19)
                                                                                           =======       =========       ========


                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              SEGMENT DATA SUMMARY
                              (Dollars in millions)
                                   (Unaudited)

                                        THREE MONTHS ENDED
                                        ------------------
                          MARCH 31,       DECEMBER 31,          MARCH 31,
                            2002              2002                2003
                            ----              ----                ----
NET SALES:
Synthetic Graphite          $ 118            $ 142               $ 149
Other                       $  20            $  18               $  25
                            -----            -----               -----
Total                       $ 138            $ 160               $ 174

COST OF SALES:
Synthetic Graphite          $  90            $ 108               $ 115
Other                       $  17            $  13               $  19
                            -----            -----               -----
Total                       $ 107            $ 121               $ 134

GROSS PROFIT:
Synthetic Graphite          $  28            $  34               $  34
Other                       $   3            $   5               $   6
                            -----            -----               -----
Total                       $  31            $  39               $  40

GROSS PROFIT MARGIN:
Synthetic Graphite          23.4%            23.9%               22.7%
Other                       16.0%            24.8%               24.7%
Combined                    22.3%            24.0%               23.0%


         NOTE TO SEGMENT DATA: The synthetic graphite line of business includes graphite electrodes, cathodes and advanced graphite materials. GTI's other businesses include, among others, its natural graphite line of business, which is conducted by Advanced Energy Technology Inc. (AET), and its advanced carbon materials line of business.

         NOTE ON RECONCILIATION OF EARNINGS AND EBITDA GUIDANCE DATA: Earnings guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding restructuring charges and impairment losses. EBITDA guidance is provided based on the same assumptions. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI's debt, and other (income) expense, net due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate caps. GTI expects to record restructuring charges of about $6 million which are expected to occur over the next 12-18 months, it cannot forecast the amount for any specific quarter or year. In addition, earnings and

EBITDA guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              (Dollars in millions)
                                   (Unaudited)


                                                                     ---------------------------------------------------
EBITDA Reconciliation                                                 Q1 2002   Q2 2002   Q3 2002   Q4 2002   Q1 2003
---------------------                                                ---------------------------------------------------

Loss before provisions for income taxes & minority interest            $ (9)     $ (12)    $ (7)     $ (2)     $(13)
ADD BACK:
Depreciation                                                              7          8        7         7         7
Interest expense                                                         13         17       15        15        14
Restructuring charges & impairment losses on long lived
  and other assets                                                        5         13        1         4        19
------------------------------------------------------------------------------------------------------------------------
EBITDA                                                                 $ 16      $  26     $ 16      $ 24      $ 27
========================================================================================================================
EBITDA as a percent of net sales                                       11.6%     16.1%     10.4%     15.0%     15.5%
MEMO : Cash portion of restructuring charges &  impairment losses       $ 5      $  -       $ -       $ 1       $ 4
MEMO :  Other (income) expense, net included above                      $ -      $(12)      $ 2       $(2)      $(4)

                                                                     ---------------------------------------------------
                                                                        1998      1999      2000      2001      2002
                                                                     ---------------------------------------------------
Income (loss) before provisions for income taxes & minority interest    $ 4      $ 46      $ 36      $(70)     $(30)
ADD BACK:
Depreciation                                                             51        45        43        36        29
Interest expense                                                         73        84        75        60        60
Restructuring charges & impairment losses on long lived
   and other assets                                                     146        29         9        92        23
------------------------------------------------------------------------------------------------------------------------
EBITDA                                                                 $274      $204      $163      $118      $ 82
========================================================================================================================
EBITDA as a percent of net sales                                       28.9%     24.5%     21.0%     18.0%     13.4%
MEMO : Cash portion of restructuring charges &  impairment losses      $ 57      $  -      $  6      $  8      $  6
MEMO :  Other (income) expense, net included above                     $  8      $ (9)     $  -      $  1      $(12)


          EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above. GTI believes that EBITDA is generally accepted as providing useful information regarding a company's ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI's method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured bank credit facilities or its senior notes.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              (Dollars in millions)
                                   (Unaudited)


Net Debt Reconciliation
-----------------------
                                                 -------------------------------
                                                     DEC-02          MAR-03
                                                 -------------------------------
Long term debt                                        $713            $742
Short Term debt                                         18              12
================================================================================
Total debt                                             731             754
LESS:
Fair value of hedged debt obligation                     8               2
Unamortized bond premium                                 6               6
Cash and cash equivalents                               11               9
--------------------------------------------------------------------------------
Net debt                                              $706            $737
================================================================================


         Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged obligations (which are interest rate swaps that have been marked-to-market) because they currently represent an asset with an offsetting non-cash obligation recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company's indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze liquidity. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI's method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities.

         NOTE ON FORWARD-LOOKING STATEMENTS: This news release and our earnings call may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt and equity securities of us and our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions affecting our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces or anticipated reductions in graphite electrode manufacturing capacity may not occur; the possibility that demand for or prices or sales volumes of graphite electrodes may not increase or may decline; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that demand for or prices or sales volume of graphite cathodes may not increase or may decline; the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane, or "PEM," fuel cells which use natural graphite materials and components or that manufacturers of PEM fuel cells may obtain those materials or components used in them from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products; the possibility of delays in meeting or failure to meet product development milestones or delays in expanding or failure to expand our manufacturing capacity; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or the lawsuit initiated by us against our former parents; the possibility that expected cost savings or benefits from organizational changes may be delayed or may not be realized; the occurrence of unanticipated events or circumstances relating to health, safety or environmental liabilities or compliance or remediation obligations, labor relations, strategic plans or projects identified above; changes in interest or currency exchange rates, in competitive conditions or in inflation affecting our raw material, energy or other costs; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of our strategic alliances with Pechiney, Ballard, ConocoPhillips or others; the possibility that changes in our financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on economic and industry conditions underlying our current business plan (and assume annual graphite electrode production and sales of 180 thousand metric tons and no change in currency exchange rates) and are subject to the criteria, standards and limitations detailed in our filings with the SEC. The statements in this news release or made during our earnings call shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.